EXHIBIT 99.339
What is InfoCo? Initially intended to introduce e-commerce to serve all elements of Oyster Discussions to expand the of scope of InfoCo to provide IT infrastructure services to all of Oyster

InfoCo Planning Study by Time0 Objectives To investigate and determine the value and use of a Digital Marketplace (InfoCo) for the Oyster To generate a clear roadmap that will give a fast track forward for the development of such a Digital Marketplace

InfoCo Planning Study by Time0 Process Setting Digital Marketplace Objectives Performing an Opportunity Analysis Performing a Risk Analysis Preparing the Statement of Business Opportunity Defining a Technical Approach and Identifying Constraints Developing Business Requirements and Governance Rules

InfoCo Planning Study by Time0 Deliverables Statement of Business Opportunity (SBO) Executive Presentation Financial Implications Proforma Proforma and Balance Sheet Considerations Partnering Plan Market Analysis Constraints Analysis Risk Management Plan Value Propositions and Benefits Strategic Options Matrix High Level Concept Prototype

InfoCo Planning Study by Time0 Deliverables Digital Marketplace Concept Document Digital Marketplace goals and objectives Business process requirements fulfilled by the DM The user and participant needs the DM will fulfill High-level Project Schedule for the Architect Phase

InfoCo Planning Study by Time0

InfoCo & IT Infrastructure Services Requires a careful study of the products and services Develop/implement an integration and outsourcing plan

1) Setting Digital Marketplace Objectives Setting Digital Marketplace Objectives Establishing a Vision statement Strategic objectives Potential participants Time-to-market goals Financial Goals Market share goals Customer Service goals

2) Performing an Opportunity Analysis Market size Competitive market share and position Digital Marketplace participants and value propositions Digital Marketplace Products/Service Mix Financial Proforma

3) Performing a Risk Analysis Assumptions lists Risk Matix for: Business Resources Skill Set and Experience Technology Partners and Participants Selection

4) Preparing the Statement of Business Opportunity Goals and objectives Opportunity Risks and critical success factors Business model Financial model Participation plan and value proposition Digital Marketplace strategy

5) Defining a Technical Approach and Identifying Constraints Provide the Client with an understanding and comfort level about how Time? builds systems Draw out Client questions about Time?'s technical approach and frameworks Client presents technical environment of their operations Provide Time? with an understanding of how the Client has build systems in the past Draw out the preferred technical approach for the Digital Marketplace Provide a structure for ongoing technical discussions Capture key technical assumptions and action items

6) Developing Business Requirements and Governance Rules Development of the digital marketplace concept document Documentation of the Governance Rules for this engagement